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EXHIBIT 99.1


[IVIVI LOGO]


     IVIVI TECHNOLOGIES REPORTS FISCAL SECOND QUARTER 2008 FINANCIAL RESULTS

NORTHVALE, NJ - NOVEMBER 14, 2007 - Ivivi Technologies, Inc. (AMEX:II), a leader in non-invasive, electrotherapeutic technologies, today announced financial results for its fiscal second quarter ended September 30, 2007.

For the fiscal second quarter ended September 30, 2007, total revenue was $225,732 compared to $368,533 for the quarter ended September 30, 2006. Revenues were primarily driven by the sale of the Company's products to distributors and into medical facilities, and through our direct sales force into rental programs in the wound care market. Unit sales were $33,659 in the quarter compared to $107,942 in the second quarter of fiscal 2007. Rental revenue was $176,448 in the second quarter of fiscal 2008 compared to rental revenue of $260,591 for the same period of fiscal 2007. The Company also recorded licensing fee revenue of $15,625 in the fiscal second quarter related to the initial milestone payment received from Allergan and amortized over the initial term of our agreement with Allergan. The Company had a net loss of $1,807,065, or $0.19 per share, for the fiscal second quarter compared to a net loss of $2,097,596, or $0.44 per share, for the year ago period, which included $755,669 of finance costs that did not impact the current quarter.

For the six month period ended September 30, 2007, Ivivi Technologies reported total revenue of $686,731, a 17% increase from $585,952 reported in the six month period ended September 30, 2006. Unit sales increased to $319,959 from $124,057 in the year ago period while rentals were $335,522 compared to $461,895. The Company also recorded licensing fee revenue of $31,250 in the most recent six month period. The Company had a net loss of $3,219,673, or $0.34 per share, for the six month period ended September 30, 2007 compared to a net loss of $3,975,554, or $0.84 per share, for the six month period ended September 30, 2006. The reduced net loss was primarily the result of a reduction in finance costs year over year, partially offset by increases in various other expenses.

On September 30, 2007, Ivivi Technologies had cash and cash equivalents of approximately $5.3 million, no outstanding long term debt and 9,597,908 common shares outstanding. Subsequent to the end of the second fiscal quarter, the Company completed a previously announced private placement of its common stock with an institutional investor, raising $5.0 million of gross proceeds through the issuance of 1,000,000 shares of common stock at a price per share of $5.00.

"The progress we have made since our initial public offering a little over a year ago has been considerable, particularly in the chronic wound care and aesthetic plastic surgery verticals, where we currently have products on the market," commented Andre' A. DiMino, Vice Chairman and Co-Chief

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IVIVI TECHNOLOGIES, INC.
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Executive Officer. "While we expect revenues from our seeding activities in the chronic wound market to remain unpredictable on a quarter to quarter basis as we negotiate for a strategic partner, we are making progress with several Long Term Acute Care Hospitals (LTACHs) to increase the acceptance of our technology. Recently, we were a featured guest at an LTACH conference and were gratified to hear how by increasing the use of our PEMF technology, one facility was able to drive significant savings and limit the use of competing technologies while improving their patients' outcomes."

Providing an update on the Company's partnership with Allergan, David Saloff, President and Co-Chief Executive Officer added, "We are pleased to report that marketing efforts for the SofPulse(R) line of products for the aesthetic and bariatric surgery markets are now fully underway. The technology was shown at Plastic Surgery 2007, the Annual Meeting of the American Society of Plastic Surgeons in Baltimore in late October. Recent studies showed an 80% acceleration in the reduction of pain post surgically, a key concern of breast augmentation patients. We received Allergan's initial order of 20,000 units in late September and are in the process of filling this order. In early December the remaining Allergan sales force will be trained and we expect sales by Allergan to follow shortly thereafter."

Mr. DiMino added, "We believe the launch by Allergan will help to further expand the knowledge base for our technology and provide added validation of its efficacy. Our second Science of Electrocueticals Symposium last week drew record attendance and was an important forum for researchers, physicians and scientists to share their knowledge and experience with what we believe is a paradigm-shifting approach to non-invasive electrotherapeutic intervention. Looking out to the remainder of the calendar year, we remain on track to file a 510(k) application for both a prescription and over-the-counter pain relief product as a non-pharmacologic alternative to pain relievers such as non-steroidal anti-inflammatory drugs for inflammatory conditions. We also are very excited to be approaching the conclusion of our Cleveland Clinic trial using our PEMF technology to treat patients with ischemic cardiomyopathy and we look forward to the release of results in early 2008."

Management will discuss the Company's results for its fiscal second quarter ended September 30, 2007, during a conference call scheduled for today, Wednesday, November 14, 2007 at 4:30 pm ET. Shareholders and other interested parties may participate in the conference call by dialing (877) 407-0782 approximately 5 to 10 minutes before the beginning of the call. International callers should dial (201) 689-8567. If you are unable to participate, a replay of the call will be available until midnight on November 28, 2007 by dialing
(877) 660-6853 and using pass code # 286 and conference ID #262455. International callers should dial (201) 612-7415 and use the pass codes listed above. The call will also be broadcast live on the Internet at www.InvestorCalendar.com and on the Investor Relations section of the Company's website www.ivivitechnologies.com.

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IVIVI TECHNOLOGIES, INC.
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ABOUT IVIVI TECHNOLOGIES, INC.
Based in Northvale, NJ, Ivivi Technologies, Inc. is a medical technology company focusing on designing, developing and commercializing its proprietary electrotherapeutic technology platform. Ivivi's research and development activities are focused specifically on targeted pulsed electromagnetic field, or PEMF, technology, which, by creating specific therapeutic electrical current in injured soft tissue, modulates biochemical and physiological healing processes to help repair the injured tissue and reduce related pain and inflammation. Ivivi's Electroceuticals(TM) have been used in non-invasive treatments for a wide array of conditions, including chronic wounds, pain and edema following plastic and reconstructive surgery and chronic inflammatory disorders.

FORWARD-LOOKING STATEMENTS
This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to our cardiac study at the Cleveland Clinic, strategic partnerships and future sales. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the Company's limited operating history, history of significant and continued operating losses and substantial accumulated earnings deficit, difficulties with its financial accounting controls, the failure of the market for the Company's products to continue to develop, the inability for customers to receive third party reimbursement, the inability to obtain additional capital, the inability to protect the Company's intellectual property, the loss of any executive officers or key personnel or consultants, competition, changes in the regulatory landscape or the imposition of regulations that affect the Company's products and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-KSB for the fiscal year ended March 31, 2007. The Company assumes no obligation to update the information contained in this press release.

INVESTOR RELATIONS CONTACT:                 PUBLIC RELATIONS CONTACT:
---------------------------                 -------------------------
Cameron Associates                          Avalanche Strategic Communications
Alison Ziegler or Lester Rosenkrantz;       Denyse Dabrowski
212-554-5469                                201-488-0049  Mobile: 201-916-7122
ALISON@CAMERONASSOC.COM                     DENYSE@AVALANCHEPR.COM

Deanne Eagle for Media
212-554-5463
DEANNE@CAMERONASSOC.COM

                          -FINANCIAL TABLES TO FOLLOW-

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IVIVI TECHNOLOGIES, INC.
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
                                       IVIVI TECHNOLOGIES, INC.
                                       STATEMENTS OF OPERATIONS

                                               Three Months Ended               Six Months Ended
                                                  September 30,                   September 30,
                                                   (unaudited)                     (unaudited)
                                          ----------------------------    ----------------------------
                                              2007            2006            2007            2006
                                          ------------    ------------    ------------    ------------
Revenues:
  Sales                                   $     33,659    $    107,942    $    319,959    $    124,057
  Rentals                                      176,448         260,591         335,522         461,895
  Licensing                                     15,625              --          31,250              --
                                          ------------    ------------    ------------    ------------
                                               225,732         368,533         686,731         585,952
                                          ------------    ------------    ------------    ------------

Expenses:
  Cost of sales                                  7,533          16,658          79,130          30,893
  Cost of rentals                                5,248           9,902          27,306          37,374
  Depreciation and amortization                 14,785           7,327          24,447           9,763
  Research and development                     383,373         305,631         741,544         575,361
  Sales and marketing                          477,358         267,561         877,632         488,055
  General and administrative                   748,636         347,881       1,510,333         814,522
  Share based compensation                     463,992         757,293         795,525         975,706
                                          ------------    ------------    ------------    ------------
Total operating expenses                     2,100,925       1,712,253       4,055,917       2,931,674

Interest income                                 68,128           1,793         149,513           3,434
Financing costs                                     --        (755,669)             --      (1,633,266)
                                          ------------    ------------    ------------    ------------

Loss before provision for income taxes      (1,807,065)     (2,097,596)     (3,219,673)     (3,975,554)
Provision for income taxes                          --              --              --              --
                                          ------------    ------------    ------------    ------------
Net loss                                  $ (1,807,065)   $ (2,097,596)   $ (3,219,673)   $ (3,975,554)
                                          ============    ============    ============    ============
Net loss per share, basic and diluted     $      (0.19)   $      (0.44)   $      (0.34)   $      (0.84)
                                          ============    ============    ============    ============
Weighted average shares outstanding          9,597,701       4,745,000       9,589,218       4,745,000
                                          ============    ============    ============    ============


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IVIVI TECHNOLOGIES, INC.
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                            IVIVI TECHNOLOGIES, INC.
                                  BALANCE SHEET

                                             September 30,     March 31,
                                                 2007            2007
                                             ------------    ------------
                                             (unaudited)
(audited)
Current assets
  Cash and cash equivalents                  $  5,270,483    $  8,310,697
  Accounts receivable, net                        202,145         224,349
  Inventory finished goods                        213,015         236,735
  Prepaid expenses                                164,910         154,730
  Advances paid to affiliate                       98,971              --
                                             ------------    ------------

Total current assets                            5,949,524       8,926,511

Property and equipment, net                       329,675          46,040
Equipment in use and under rental, net            126,817          60,096
Intangible assets, net                            473,895         270,826

Restricted cash                                    46,838              --
                                             ------------    ------------

Total assets                                 $  6,926,749    $  9,303,473
                                             ============    ============

Current liabilities:
  Accounts payable and accrued expenses         1,089,165    $  1,005,975
  Advances payable - affiliate                         --          36,657
                                             ------------    ------------

Total current liabilities                       1,089,165       1,042,632

Deferred revenue                                  442,708         473,958
                                             ------------    ------------

Total liabilities                               1,531,873       1,516,590

Stockholders' equity:
  Common stock                                 20,954,295      20,922,154
  Additional paid-in capital                   11,372,636      10,577,111
  Accumulated deficit                         (26,932,055)    (23,712,382)
                                             ------------    ------------

Total stockholders' equity                      5,394,876       7,786,883
                                             ------------    ------------

Total liabilities and stockholders' equity   $  6,926,749    $  9,303,473
                                             ============    ============


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